EXHIBIT 10.1
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               RXBAZAAR.COM, INC.,

                         RXBAZAAR.COM ACQUISITION CORP.,

                         SUPERIOR PHARMACEUTICAL COMPANY

                                       and

                                  DYNAGEN, INC.


                          Dated as of October 20, 2000





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                          AGREEMENT AND PLAN OF MERGER

                                Table of Contents
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                                                                            Page
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ARTICLE I - THE MERGER........................................................1

    SECTION 1.1.  The Merger..................................................1
    SECTION 1.2.  Effective Time..............................................1
    SECTION 1.3.  Effect of the Merger........................................2
    SECTION 1.4.  Certificate of Incorporation; By-Laws.......................2
    SECTION 1.5.  Directors and Officers......................................2
    SECTION 1.6.  [Reserved]..................................................2
    SECTION 1.7.  Taking of Necessary Action; Further Action..................2

ARTICLE II - CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............2

    SECTION 2.1.  Definitions.................................................2
    SECTION 2.2.  Merger Consideration; Conversion or Cancellation of
                  Company Common Stock........................................3
    SECTION 2.3.  Exchange of Certificates....................................3
    SECTION 2.4.  Stock Transfer Books........................................3
    SECTION 2.5.  Lost, Stolen or Destroyed Certificates......................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER...............4

    SECTION 3.1.  Corporate Existence and Power...............................4
    SECTION 3.2.  Corporate Authorization.....................................4
    SECTION 3.3.  Governmental Authorization..................................4
    SECTION 3.4.  Non-Contravention...........................................5
    SECTION 3.5.  Capitalization..............................................5
    SECTION 3.6.  Subsidiaries................................................5
    SECTION 3.7.  Financial Statements........................................5
    SECTION 3.8.  Absence of Undisclosed Liabilities..........................6
    SECTION 3.9.  Title and Condition of Assets...............................6
    SECTION 3.10.  Real Property..............................................7
    SECTION 3.11.  Condition of Tangible Assets...............................7
    SECTION 3.12.  Subsequent Events..........................................7
    SECTION 3.13.  Legal Proceedings..........................................8
    SECTION 3.14.  Material Contracts.........................................9
    SECTION 3.15.  Employees.................................................10
    SECTION 3.16.  Transactions with Affiliates..............................11
    SECTION 3.17.  Insurance Coverage........................................11
    SECTION 3.18.  Compliance with Laws......................................11
    SECTION 3.19.  Accounts Receivable; Inventories..........................11
    SECTION 3.20.  Finders' Fees.............................................12
    SECTION 3.21.  Employee Benefit Plans....................................12
    SECTION 3.22.  Taxes.....................................................13
    SECTION 3.23.  Environmental Matters.....................................14
    SECTION 3.24.  Intellectual Property.....................................14
    SECTION 3.25.  [Reserved]................................................15
    SECTION 3.26.  Certain FDA Matters.......................................15
    SECTION 3.27.  Title.....................................................15

                                      -i-
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB................15

    SECTION 4.1.  Corporate Existence and Power..............................16
    SECTION 4.2.  Corporate Authorization....................................16
    SECTION 4.3.  Governmental Authorization.................................16
    SECTION 4.4.  Non-Contravention..........................................16
    SECTION 4.5.  Capitalization.............................................16
    SECTION 4.6.  Legal Proceedings..........................................17
    SECTION 4.7.  Compliance with Laws.......................................17
    SECTION 4.8.  Board Recommendation.......................................17
    SECTION 4.9.  Finders' Fees..............................................17
    SECTION 4.10.  [Reserved]................................................17
    SECTION 4.11.  Interim Operations of Sub.................................17

ARTICLE V - COVENANTS OF ALL PARTIES.........................................17

    SECTION 5.1.  Cooperation................................................17
    SECTION 5.2.  Other Required Information.................................18
    SECTION 5.3.  Confidentiality............................................18
    SECTION 5.4.  Public Announcements.......................................18
    SECTION 5.5.  Miscellaneous Agreements and Consents......................19
    SECTION 5.6.  Best Efforts and Further Assurances........................19

ARTICLE VI - COVENANTS OF THE STOCKHOLDER AND THE COMPANY....................19

    SECTION 6.1.  Preservation of Business Organization......................19
    SECTION 6.2.  Carry on in Regular Course.................................19
    SECTION 6.3.  Consents...................................................20
    SECTION 6.4.  Stockholders Meetings......................................20
    SECTION 6.5.  Access.....................................................20
    SECTION 6.6.  Documents and Information to be Furnished..................20
    SECTION 6.7.  Notices of Certain Events..................................20
    SECTION 6.8.  Accuracy of Representations and Warranties.................20
    SECTION 6.9.  No Solicitation............................................21
    SECTION 6.10.  Non-Disturbance Agreement.................................21
    SECTION 6.11.  Section 338(h)(10) Election...............................21
    SECTION 6.12.  Acquisition Proposals.....................................21

ARTICLE VII - COVENANTS OF PARENT AND SUB....................................23

    SECTION 7.1.  Preservation of Business Organization......................23
    SECTION 7.2.  Consents...................................................23
    SECTION 7.3.  Notices of Certain Events..................................23
    SECTION 7.4.  Accuracy of Representations and Warranties.................23
    SECTION 7.5.  Documents and Information to be Furnished..................24
    SECTION 7.6.  Indemnification............................................24
    SECTION 7.7.  Non-Solicitation...........................................24
    SECTION 7.8.  Compliance with Lease Terms................................24

ARTICLE VIII - CONDITIONS OF CLOSING.........................................24

    SECTION 8.1.  Conditions to Obligations of Parent, Sub, Stockholder
                  and the Company............................................24
    SECTION 8.2.  Additional Conditions Applicable to Parent and Sub.........25

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    SECTION 8.3.  Additional Conditions Applicable to the Stockholder
                  and the Company............................................26

ARTICLE IX - TERMINATION.....................................................27

    SECTION 9.1.  Termination................................................27
    SECTION 9.2.  Survival Upon Termination..................................28
    SECTION 9.3.  Effect of Termination......................................28
    SECTION 9.4.  Certain Remedies Upon Termination..........................28

ARTICLE X -- SURVIVAL; INDEMNIFICATION.......................................28

    SECTION 10.1.  Survival..................................................28
    SECTION 10.2.  Mutual Indemnification....................................28
    SECTION 10.3.  Third Person Claims.......................................29
    SECTION 10.4.  Limitations on Indemnification............................30
    SECTION 10.5.  [Reserved.]...............................................30
    SECTION 10.6.  Resolutions of Conflicts; Arbitration.....................30
    SECTION 10.7.  Remedies..................................................31

ARTICLE XI - MISCELLANEOUS...................................................31

    SECTION 11.1.  Specific Performance......................................31
    SECTION 11.2.  Expenses..................................................31
    SECTION 11.3.  Further Assurances........................................31
    SECTION 11.4.  Parties in Interest.......................................32
    SECTION 11.5.  Entire Agreement..........................................32
    SECTION 11.6  Amendment or Modification..................................32
    SECTION 11.7.  Waiver....................................................32
    SECTION 11.8.  Assignability.............................................32
    SECTION 11.9.  Headings and Interpretation...............................32
    SECTION 11.10.  Notices..................................................33
    SECTION 11.11.  Law Governing............................................33
    SECTION 11.12.  Invalidity of Provisions.................................34
    SECTION 11.13.  Counterparts.............................................34




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                          AGREEMENT AND PLAN OF MERGER


            Agreement and Plan of Merger dated as of October 20, 2000 (this "AGREEMENT") by and among RxBazaar.com, Inc., a Delaware corporation ("Parent"); RxBazaar.com Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("SUB"); Dynagen, Inc., a Delaware corporation ("STOCKHOLDER"); and Superior Pharmaceutical Company, an Ohio corporation and a direct wholly-owned subsidiary of the Stockholder (the "Company").

                                   WITNESSETH:

            WHEREAS, the respective Boards of Directors of Parent, Sub, Stockholder and the Company have each determined that it is advisable and in the best interests of each company and its respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such combination, the respective Boards of Directors of Parent, Sub, the Company and Stockholder have each approved the merger (the "MERGER") of Sub with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW") and the Ohio General Corporation Law ("OHIO LAW") upon the terms and conditions set forth herein; and

            WHEREAS, for federal income tax purposes, it is intended and the parties elect that the Merger be treated as a transaction under the provisions of Section 338(h)(10) of the Code;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and Ohio Law, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be Superior Pharmaceutical Company.

            SECTION 1.2. EFFECTIVE TIME. Unless this Agreement shall have earlier terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable (and in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof, at the offices of Foley Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, in such
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                      Agreement and Plan of Merger - Page 2

form as required by Delaware Law and Ohio Law (the date and time of such filings being the "EFFECTIVE TIME").

            SECTION 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger and applicable provisions of Ohio Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION 1.4. CERTIFICATE OF INCORPORATION; BY-LAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation and the Regulations of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Regulations of the Surviving Corporation.

            SECTION 1.5. DIRECTORS AND OFFICERS. Effective as of the Closing, Parent shall appoint a total of three (3) directors to the board of directors of the Surviving Corporation to hold office for one year and until their successors shall have been duly elected and qualified. Parent shall select the directors in its sole discretion.

            SECTION 1.6. [RESERVED.]

            SECTION 1.7. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Sub, the Company and Stockholder will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            SECTION 2.1.  DEFINITIONS.

                        "COMPANY COMMON STOCK" shall mean the Common Stock, no par value, of the Company.

                        "MERGER CONSIDERATION" shall mean (i) $4,000,000 in cash, (ii) the assumption of the senior subordinated debt of the Stockholder payable to Finova Mezzanine Capital, Inc. ("FINOVA") and Argosy Partners ("ARGOSY") in the amount of $2,248,875, and (iii) the settlement of all outstanding intercompany payables and receivables between the Company and the Stockholder.

                        "OUTSTANDING SHARES" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the
Effective Time.
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                      Agreement and Plan of Merger - Page 3

            SECTION 2.2. MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY COMMON STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the Stockholder, the Outstanding Shares shall be converted into the right to receive the Merger Consideration.

                        (b) At the Effective Time, each share of Sub Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one (1) share of Common Stock of the Surviving Corporation.

            SECTION 2.3. EXCHANGE OF CERTIFICATES. (a) Upon surrender by Stockholder of certificates that immediately prior to the Effective Time represented all Outstanding Shares of Company Common Stock ("CERTIFICATES") to the Parent, Stockholder shall be entitled to receive in exchange therefor the Merger Consideration provided for in Section 2.2(a), and the Certificates so surrendered shall forthwith be canceled.

                        (b) All Merger Consideration issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                        (c) Neither Parent, Sub nor the Company shall be liable to Stockholder for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. From and after the Effective Time, and until surrendered in accordance with the provisions of
Section 2.3, each Certificate representing Outstanding Shares shall represent, for all purposes, only the right to receive the Merger Consideration.

                        (d) Parent shall be entitled to deduct and withhold from the consideration otherwise payable to Stockholder such amounts as Parent is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Parent.

            SECTION 2.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company or the Surviving Company. On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Merger Consideration.

            SECTION 2.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Parent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, for the pro rata amount of the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of any such lost, stolen or destroyed Certificate or Certificates having an aggregate value of $100,000 or more to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.
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                      Agreement and Plan of Merger - Page 4

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

            The Stockholder hereby represents and warrants to each of Parent and Sub that except as set forth in the written disclosure schedule delivered by the Company to Parent and attached hereto (the "COMPANY DISCLOSURE SCHEDULE"):

            SECTION 3.1. CORPORATE EXISTENCE AND POWER. Each of Stockholder and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, in the case of Stockholder, and the laws of the state of Ohio, in the case of the Company, and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. Stockholder has heretofore delivered to Parent and Sub true and complete copies of the Company's Articles of Incorporation and Code of Regulations, as amended to date and as currently in effect. For purposes of this Agreement, a "MATERIAL ADVERSE CHANGE" or a "MATERIAL ADVERSE EFFECT" shall mean, with respect to Parent on the one hand and the Company or Stockholder on the other hand, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, prospects or financial condition of such party and its subsidiaries, taken as a whole, or is reasonably likely to delay substantially or prevent the consummation of the transactions contemplated hereby.

            SECTION 3.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of the Company and Stockholder of this Agreement and the consummation by the Company and Stockholder of the Merger are within Stockholder and the Company's corporate power and authority and, subject to the approval of the Merger by each of the Company's stockholder and the Stockholder's stockholders (collectively the "STOCKHOLDER APPROVALS"), have been duly authorized by all necessary corporate action of the Company and the Stockholder. This Agreement has been duly authorized, executed and delivered by each of Stockholder and the Company and constitutes a valid and binding obligation of each of the Company and Stockholder, enforceable against each of Stockholder and the Company in accordance with its terms, subject to Stockholder Approvals.

            SECTION 3.3. GOVERNMENTAL AUTHORIZATION. Except as set forth on
Schedule 3.3, the execution, delivery and performance by each of Stockholder and the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by each of Stockholder and the Company, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory authority (each, a "GOVERNMENTAL AUTHORITY"), other than (i) routine filings with the Secretary of State of Ohio and the Secretary of State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and (iii) such filings or notifications which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company or Stockholder from performing its obligations under this Agreement in any material respect.
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                      Agreement and Plan of Merger - Page 5

            SECTION 3.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company and Stockholder of this Agreement and the consummation by the Company and the Stockholder of the Merger and other transactions contemplated by this Agreement, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the Articles of Incorporation or Code of Regulations of the Company or the Certificate of Incorporation or By-Laws of Stockholder, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to the Company or Stockholder, (iii) except as set forth on Schedule 3.4, require any consent, approval or other action by any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization, including a Governmental Authority (a "PERSON"), contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or Stockholder or to a loss of any benefit to which the Company or Stockholder is entitled under any material provision of (A) any agreement binding upon the Company or Stockholder, or (B) assuming compliance with the matters referred to in Section 3.3, any material license, franchise, permit or other similar authorization held by the Company or Stockholder, or
(iv) create or result in any mortgage, lien, pledge, claim, charge, security interest, easement, assessment, restrictive covenant, reservation, restriction or encumbrance of any kind ("LIEN") on any asset of the Company or Stockholder, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on the Company or Stockholder.

            SECTION 3.5. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 750 shares of Company Common Stock, no par value, of which 100 shares are issued and outstanding as of the date hereof. Stockholder owns all of the Outstanding Shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other rights of any stockholder of the Company or any other Person. Except as set forth in Schedule 3.5, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from the Company, or agreements, commitments or obligations of the Company or Stockholder to issue or sell, any capital stock or securities convertible into or exchangeable for capital stock of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth in Schedule 3.5 or as contemplated by this Agreement, there are no outstanding obligations of the Company or Stockholder to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any of the Company Securities. Schedule 3.5 sets forth a complete and correct list (including number of shares and exercise price) of all Company Securities described in clauses (i) and (ii) of the definition of Company Securities.

            SECTION 3.6. SUBSIDIARIES. The Company does not hold or own, directly or indirectly, any equity or ownership interest in any corporation, association, partnership, joint venture or other Person.

            SECTION 3.7. FINANCIAL STATEMENTS. Attached hereto as Schedule 3.7 are the following financial statements of the Company (collectively, the "FINANCIAL STATEMENTS"):

                (i) the unaudited balance sheet as of December 31, 1998 and the related unaudited statements of earnings, retained earnings and cash flows for the year ended December 31, 1998;
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                      Agreement and Plan of Merger - Page 6

                (ii) the unaudited balance sheet as of December 31, 1999 and the related unaudited statements of earnings, retained earnings and cash flows for the year ended December 31, 1999; and

                (iii) the unaudited balance sheet as of August 31, 2000 (the "BALANCE SHEET") and the related unaudited statements of earnings, retained earnings and cash flows for the eighth-month period ended August 31, 2000.

Each of the Financial Statements has been prepared in accordance with GAAP (other than the omission of footnotes in the case of unaudited Financial Statements) applied on a consistent basis and fairly presents the financial position of the Company as of its date or the results of operations or changes in financial position of the Company for the periods then ended. Except as may be set forth in the Financial Statements, all of the revenues and expenses of the Company reflected in the Financial Statements were derived or incurred in the ordinary course of business of the Company. The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail and in all material respects, the transactions of the Company, and the Company's books of account have been maintained in accordance with GAAP applied on a consistent basis. All accounts, notes and other receivables of the Company are valid and enforceable, are not subject to any valid defense, set off, counterclaim or claim for returns or refunds, and are collectible in full in accordance with their terms in the ordinary course of business of the Company, except to the extent of any reserves therefor reflected on the Balance Sheet or taken in the ordinary course of business consistent with past practice which, in the aggregate, are not materially adverse to the Company.

            SECTION 3.8. ABSENCE OF UNDISCLOSED LIABILITIES. To the best knowledge of Stockholder, the Company has no liabilities or obligations which are, or reasonably could be expected to be, in the aggregate, material to the business, assets, results of operation, prospects or financial condition of the Company, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Balance Sheet, (b) disclosed in this Agreement or in Schedule 3.8 or (c) incurred in the ordinary course of business consistent with past practice since August 31, 2000 (the "BALANCE SHEET DATE"). For the purposes of this Agreement, the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

            SECTION 3.9. TITLE AND CONDITION OF ASSETS. Except as set forth in
Schedule 3.9, the assets and properties owned, leased or subleased by the Company constitute, and on the Closing Date will constitute, all of the assets and properties used or held for use in the conduct of the business of the Company, and are, and on the Closing Date will be, generally adequate to conduct the business of the Company as currently conducted. The Company has, and on the Closing Date will have record and marketable title to, or valid leasehold interests in, all of its assets and properties, whether real, personal or mixed, tangible or intangible, and whether now owned, leased or subleased or acquired after the date of this Agreement, including all assets and properties identified on the Balance Sheet, except for assets and properties sold since the Balance Sheet Date in the ordinary course of business consistent with past practices and as permitted by this Agreement. Except as disclosed in the Financial Statements or in Schedule 3.9, none of such assets and properties is, or on the Closing Date will be, subject to any Liens, except for (i) Liens incurred in the ordinary course of business which are not yet due and payable, and (ii) Liens which do not materially detract from the value of or interfere with the present use of the property affected thereby and which do not, individually or in the aggregate, have a Material Adverse Effect on the Company (the "PERMITTED LIENS").
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                      Agreement and Plan of Merger - Page 7

            SECTION 3.10. REAL PROPERTY. Set forth on Schedule 3.10 is an accurate and complete list and summary description of all real property currently owned or leased by the Company and, except as set forth on Schedule 3.10, none of the described leases require any consent to the transactions contemplated by this Agreement. Stockholder has previously delivered to Parent and Sub accurate and complete copies of all leases listed and described on
Schedule 3.10. The Company has possession of each of the aforementioned properties and, to the knowledge of Stockholder, no event has occurred which, with the lapse of time or notice or both, could reasonably be expected to result in a material default under any of the described leases. All rents or other material payment obligations which have become due in respect of each of such leased properties have been paid, the Company has complied in all material respects with its obligations under the said leases and the Company has not received any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, by-laws, orders and regulations affecting any of such properties (whether owned or leased), their use and any business of the Company there carried on.

            SECTION 3.11. CONDITION OF TANGIBLE ASSETS. Except as set forth on
Schedule 3.11, all material tangible property, including the real property and structures thereon, of the Company is in good operating condition, reasonable wear and tear excepted, and the operation and use of such property in the business of the Company conforms in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

            SECTION 3.12. SUBSEQUENT EVENTS. Except as disclosed in Schedule 3.12, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practices and the Company has not:

                        (a) incurred any Material Adverse Change;

                        (b) amended or otherwise changed its Articles of Incorporation or Code of Regulations in any manner which would reasonably be expected to result in a Material Adverse Change;

                        (c) declared, set aside or paid any dividend or other distribution with respect to any of the Company Securities, or repurchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, the Company (including the Company Securities) or issued or sold any Company Securities;

                        (d) amended the term of any outstanding security of the Company;

                        (e) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or warrants or other rights to acquire any debt securities of the Company, guaranteed any debt securities of another Person, entered into any "keep well" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, except for the endorsement of checks in the normal course of business, and the extension of credit to the Company by suppliers in the normal course of business;

                        (f) created or assumed or permitted to exist any Lien on any asset, other than Permitted Liens;

                        (g) made any loan or capital contribution to or investment in any Person;

                      Agreement and Plan of Merger - Page 8

                        (h) entered into any lease or acquisition of any capital asset or made any other investment for aggregate consideration in excess of $10,000;

                        (i) sold, leased, pledged, transferred or otherwise disposed of any capital asset with an aggregate fair market value in excess of $10,000;

                        (j) entered into any agreement or transaction, or made any commitment, relating to its assets or business (including the acquisition or disposition of any assets or business) or relinquished any contract or other right, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                        (k) changed any method or practice of financial or tax accounting or any method of maintaining books and records;

                        (l) (i) granted any severance or termination pay to any director or officer of the Company or, except in the ordinary course of business consistent with past practice, to any employee of the Company, (ii) entered into any employment, severance, consulting, deferred compensation or other similar agreement (or any amendment to any agreement) with any director or officer of the Company or, except in the ordinary course of business consistent with past practice, with any employee of the Company, (iii) changed any benefits payable under existing severance or termination pay policies or employment, severance, consulting or other similar agreements, or (iv) changed the compensation, bonus or other benefits payable to directors, officers or employees of the Company other than periodic increases in the ordinary course of business consistent with past practice;

                        (m) paid, discharged, settled or satisfied any claim, Lien or liability, other than those (i) which were reflected or reserved against in the Balance Sheet and in the ordinary course of business consistent with past practice, or (ii) which were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

                        (n) written down the value of any inventory or written off as uncollectible any notes, accounts or other receivables or any portion thereof other than in the ordinary course of business consistent with past practice;

                        (o) entered into any transaction with any affiliates of the Company, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Company and upon terms that were no less favorable to the Company than it could have obtained in a comparable transaction with a Person who was not an affiliate;

                        (p) entered into any agreement, undertaking or commitment to do any of the foregoing; or

                        (q) suffered any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of the Company which has had or would reasonably be expected to result in or have a Material Adverse Effect on the Company.

            SECTION 3.13. LEGAL PROCEEDINGS. Except as set forth on Schedule 3.13, there is no action, suit, litigation, governmental investigation or other proceeding pending or, to the knowledge of Stockholder, threatened against or relating to the Company, Stockholder or any of their respective

                      Agreement and Plan of Merger - Page 9

properties or businesses, or the transactions contemplated by the Agreement which could reasonably be expected to have a Material Adverse Effect and, to the knowledge of Stockholder, no basis for any such action exists.

            SECTION 3.14. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.14 or any other Schedule to this Agreement, the Company is not a party to or subject to:

                (i)     any collective bargaining agreement;

                (ii) any agreements that contain any material unpaid severance liabilities or obligations;

                (iii) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization not terminable by the Company on 90 days' notice without liability except to the extent applicable local law and/or general principles of wrongful termination law may limit the Company's ability to terminate such agreements, contracts or commitments;

                (v) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (vi)    any fidelity or surety bond or completion bond;

                (vii) any lease of personal property having a remaining value individually in excess of $10,000;

                (viii)  any agreement of indemnification or guaranty;

                (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;

                (x) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $10,000;

                (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                     Agreement and Plan of Merger - Page 10

                (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
                        (viii) hereof;

                (xiii) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $50,000 or more;

                (xiv) any distribution, joint marketing, supply or development agreement; or

                (xv) any other agreement, contract or commitment which involves payment by the Company of $25,000 or more and is not cancelable without penalty within thirty (30) days.

          Neither the Company nor Stockholder has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any other agreement, contract or commitment in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from the Company or Stockholder that could reasonably be expected to have a Material Adverse Effect on the Company or on the transactions contemplated hereby. Each agreement, contract or commitment set forth in any of the schedules is in full force and effect and, except as otherwise disclosed in such schedule, to the knowledge of Stockholder, each such agreement, contract or commitment is not subject to any material default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals as are required in connection with the Merger under any of the Company's material agreements.

                      (b) There is no contract, agreement, commitment or obligation to which the Company is a party or is bound that, at the time it was entered into or made was, or is currently, known or expected by Stockholder to result in any material loss to the Company upon completion or performance thereof, or any bid, offer or proposal which, if accepted would result in such a contract, agreement, commitment or obligation.

                      (c) Except as disclosed in Schedule 3.14, the Company is not a party to any agreement with any of its securityholders or optionholders, or any affiliate thereof, nor is any securityholder or optionholder of the Company a party to any agreement with any other such securityholder or optionholder relating to the Company or any of its securities.

          SECTION 3.15. EMPLOYEES. Schedule 3.15 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Company (the "EMPLOYEES") and the location at which such Employees regularly perform services for the Company and (b) the wage rates for non-salaried Employees of the Company (by classification). Any agreements, commitments or understandings between the Company and any Employee concerning such Employee's future salary, compensation or terms of employment are described in Schedule 3.15. Except as set forth on Schedule 3.15, none of such Employees has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. There is no unfair labor practice

                     Agreement and Plan of Merger - Page 11

complaint pending or, to the knowledge of Stockholder, threatened against the Company before the National Labor Relations Board.

            SECTION 3.16. TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 3.16, there are no agreements or other continuing transactions between the Company, on the one hand, and any affiliate of the Company, any of the stockholders of the Company, any affiliate of any stockholder of the Company, or any member of any such stockholder's family, on the other hand. Except as set forth in Schedule 3.16, to the knowledge of Stockholder, none of the officers or directors of the Company (a) has any material direct or indirect interest in any entity which does business with the Company or any property, asset or right which is used by the Company; or (b) has any contractual relationship with the Company.

            SECTION 3.17. INSURANCE COVERAGE. Stockholder has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (including without limitation any policies pertaining to product liability). There is no claim by the Company or Stockholder pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.

            SECTION 3.18. COMPLIANCE WITH LAWS. Neither Stockholder nor the Company is in violation of any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 3.19. ACCOUNTS RECEIVABLE; INVENTORIES. (a) Except as set forth on Schedule 3.19(a), the accounts receivable of the Company, including the accounts receivable reflected on the Balance Sheet and accounts receivable acquired by the Company between the Balance Sheet Date and the Closing Date, are valid and existing and represent bona fide claims against debtors for sales and other charges, and were acquired in the ordinary course of business and have been collected, or are expected to be collected in the ordinary course of business within a period not exceeding ninety (90) days from invoice date, in full and in accordance with their terms at their recorded amounts, subject only to the reserve for receivables as reflected on the face of the Balance Sheet, and (subject to the aforesaid reserves) are subject to no refunds, discounts (except for normal cash and immaterial trade discounts) or other adjustments and, to the best knowledge of Stockholder, to no defenses, rights of setoff, counterclaims, encumbrances or conditions affecting any thereof. The accounts receivable have been accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP, and the amount reserved for doubtful accounts and allowances disclosed in the Balance Sheet or accrued on such books is consistent with past practices.

                  (b) Schedule 3.19(b) sets forth a detailed list of all inventory of the Company. All of the inventories that are reflected in Schedule 3.19(b) (i) were purchased or acquired in the ordinary course of the Company's business and in a manner consistent with the regular inventory practices of the Company, (ii) have been or will be used or sold in the ordinary course of business and in a manner consistent with its regular inventory practices, (iii) are not in excess of the Company's reasonable requirements, and (iv) are or will be reflected in the Company's financial statements in accordance with GAAP consistently applied. Since the Balance Sheet Date, due provision was made on the books of the Company in the

                     Agreement and Plan of Merger - Page 12

ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

                  (c) Except as disclosed on Schedule 3.19(b), the inventory does not consist of any damaged or obsolete inventory or inventory not fit for use in the ordinary course of business, including without limitation (i) raw materials or work-in-process that are not used in current formulations of the Company's products, (ii) any raw materials or work-in-process that, according to the production schedule of the business, would not reasonably be expected to be used within six months after the Closing Date or, if earlier, the end of such raw material's or work-in-process' useful life, (iii) any finished goods that represent products returned prior to April 1, 2000, (iv) any finished goods for which no sales are forecast in the Company's sales plan, (v) any finished goods not salable in the ordinary course of business at the Company's published prices without additional manufacturing or packaging cost, (vi) any finished goods that are "remnant", and (vii) any raw materials, work-in-process or finished goods that, as a result of any judgment, order, decree or settlement relating to product labeling or otherwise, may not be used in current product formulation. All inventory has been stored, shipped and otherwise handled in compliance in all material respects with all applicable federal and state law, rules and regulations (including, without limitation those promulgated by the U.S. Food and Drug Administration ("FDA")).

            SECTION 3.20. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or Stockholder who might be entitled to any fee or commission from Parent or any of its subsidiaries or the Company or Stockholder upon consummation of the Merger.

            SECTION 3.21. EMPLOYEE BENEFIT PLANS. Except as set forth in
Schedule 3.21 neither the Company nor any Person that together with the Company would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE") has established or maintains or is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans (individually, a "PLAN" and collectively, the "PLANS") have been operated and administered in all material respects in accordance with, as applicable, ERISA, and the Code, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in, nor does Stockholder have knowledge of a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. At the Effective Time, the fair market value of the assets of any Plan which is subject to Title IV of ERISA will exceed the present value of all benefits accrued under such Title IV Plan, determined on a termination basis using assumptions established by the Pension Benefit Guaranty Commission as in effect on that date. Neither the Company nor any ERISA Affiliate has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA, or (ii) incurred, or reasonably expects to incur prior to the Effective Time, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV or ERISA that could become a liability of the Parent or Sub or any of their ERISA Affiliates after the Effective Time. The Company has not previously made, is not currently making, and is not obligated in any way to

                     Agreement and Plan of Merger - Page 13

make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

            SECTION 3.22. TAXES. (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other taxes, fees, assessments or other charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term "RETURNS" as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "RETURN" means any one of the foregoing returns. All citations to the Code, or the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

                        (b) The Company has filed all Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Returns), including, without limitation, all Taxes that the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All such Returns were complete and correct in all material respects. All Taxes with respect to which the Company has become obligated have been paid and adequate reserves have been established for all Taxes accrued but not yet payable (including any Taxes arising out of the transactions contemplated by this Agreement). To the knowledge of Stockholder, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the financial statements of the Company, or are annexed hereto in Schedule 3.22. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, (i) in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exception in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) in any payment which would not be deductible under Sections 162 and 404 of the Code. The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. The Company does not own any interest in any entity which is characterized as a partnership for federal, state, local, foreign or other Tax purposes. The Company is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii). The Company has not participated in or cooperated with any international boycott, within the meaning of Section 999 of the Code.

                        (c) Set forth on Schedule 3.22 is a complete and accurate description of the Company's (i) tax basis in its assets, (ii) tax elections, (iii) methods of accounting, and (iv) agreements with respect to Taxes.

                        (d) The Company has never filed a consent pursuant to
Section 341(f) of the Code, relating to collapsible corporations. The Company is a corporation taxed under Subchapter C of Chapter

                     Agreement and Plan of Merger - Page 14

1 of the Code. Neither the Company nor any predecessor has ever (i) been a party to any merger or consolidation nor acquired substantially all of the assets of any Person (other than the purchase of the Company by Stockholder on June 18, 1997), (ii) adopted a plan of liquidation, or (iii) made any election under
Section 936 or 992 of the Code. There will be no tax imposed by Section 1374 of the Code and any corresponding provisions of the laws of the State of Ohio or any other applicable Governmental Authority in connection with the Merger.

                        (e) The Stockholder hereby individually represents that it has timely filed all Returns with respect to Taxes required to be paid by a Stockholder attributable to items of income, gain, deductions, losses and credits of the Company, and has timely paid all such Taxes (whether or not shown on such Returns); there has not been any audit of any Return filed by such Stockholder, or to Stockholder's knowledge, any previous shareholder of the Company, with respect to, or which may relate to, items of income, gain, deduction, loss or credit of the Company; no such audit of any such Stockholder is in progress and such Stockholder has not been notified by any Governmental Authority that any such audit is contemplated or pending.

            SECTION 3.23. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.23, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company: (i) has obtained all approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("ENVIRONMENTAL LAWS"); (ii) are in compliance in all material respects with all terms and conditions of such required approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, Stockholder is not aware and neither Stockholder nor the Company has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of their respective agents) thereunder.

            SECTION 3.24. INTELLECTUAL PROPERTY. Schedule 3.24 lists all Intellectual Property Rights owned and/or used by the Company in the conduct of its business. The Company owns or has a valid license to use from third parties such Intellectual Property Rights. To the best knowledge of the Stockholder, the Company's Intellectual Property Rights do not violate, infringe upon or misappropriate the Intellectual Property Rights of any Person where such violation or infringement would have a Material Adverse Effect. "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of

                     Agreement and Plan of Merger - Page 15

proprietary intellectual property right, in each case which is owned or licensed by the Company and used or held for use by the Company.

            SECTION 3.25 [RESERVED.]

            SECTION 3.26. CERTAIN FDA MATTERS. (a) Neither the Company nor Stockholder has made any untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a fact required to be disclosed to FDA, or committed any act, made any statement, or failed to make any statement that could provide a basis for FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991).

                  (b) Stockholder has provided to Parent for review, all correspondence to or from FDA, the U.S. Drug Enforcement Agency ("DEA") and any other state agency regulating the affairs of the Company (the "LOCAL AGENCIES"), minutes of meetings with FDA, the DEA and any Local Agency, any existing written reports of phone conversations, visits or other contracts with FDA, the DEA, and any Local Agency, notices of inspectional observations, establishment inspection reports, and all other documents in its possession concerning communications to or from FDA, the DEA and any Local Agency, (including without limitation any Form 482's issued by the FDA), or prepared by FDA, the DEA and any Local Agency which bear in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

                  (c) Stockholder has provided to Parent for review all documents reflecting conclusions, opinions, or suggestions of Company or Stockholder officers, employees, or agents, in-house or outside attorneys, or outside consultants, which bear in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

                  (d) Stockholder is not aware of any information, whether or not in written form, that it has not provided in the course of the review, which bears in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

            SECTION 3.27. TITLE. Except as set forth on Schedule 3.27, Stockholder hereby represents and warrants that it is the sole record and beneficial owner of, and has good, valid and marketable title to, all of the Outstanding Shares, free and clear of any and all liens, security interests, pledges, encumbrances, claims, equities, defects in title, rights and other restrictions of any nature on transfer or voting held by any third party (collectively "ENCUMBRANCES"). Stockholder represents and warrants that the performance by it of its obligations hereunder will be effective to transfer good, valid and marketable title to the shares to be sold by it hereunder, free and clear of any and all Encumbrances, other than those that may be imposed under federal or state securities laws, and that the consummation of the transactions herein contemplated will not result in a breach or default of the terms and provisions of any stockholder agreement, stock pledge, guaranty, loan or other agreement to which Stockholder is a party, or of any order, rule or regulation of any court, regulation body or administrative agency applicable to Stockholder.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub hereby jointly and severally represent and warrant to the Company and the Stockholder as follows:

                     Agreement and Plan of Merger - Page 16

            SECTION 4.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and Sub has heretofore made available to Stockholder true and complete copies its Certificate of Incorporation and By-Laws, as amended to date and as currently in effect.

            SECTION 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement are within the corporate power and authority of Parent and Sub and have been duly authorized by all necessary corporate action.

            SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with a Governmental Authority, other than (i) routine filings with the Secretary of State of Delaware and the Secretary of State of Ohio necessary to consummate the Merger, and (ii) such filings or notifications that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Sub from performing its obligations under this Agreement in any material respect.

            SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and other transactions contemplated by this Agreement do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Parent or any of its subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Parent or any of its subsidiaries or any of their respective properties, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled, under any material provision of (A) any agreement binding upon Parent or any of its subsidiaries, or (B) assuming compliance with the matters referred to in Section 4.3, any license, franchise, permit or other similar authorization held by Parent or any of its subsidiaries, or (iv) create or result in any Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on Parent.

            SECTION 4.5. CAPITALIZATION. The authorized capital stock of Parent is (i) 1,000,000 shares of preferred stock, par value $.001 per share, although no shares of preferred stock were issued and outstanding or held in the treasury of Parent as of the date hereof, and (ii) 50,000,000 shares of Common Stock, of which 20,600,834 shares are issued and outstanding and no shares are held in the treasury of Parent. There are reserved for issuance pursuant to Parent's various stock plans and option agreements (the "PARENT PLANS") an aggregate of up to 3,500,000 shares of Common Stock, of which options to purchase 392,000 have been granted or are currently outstanding. Except as provided in the immediately preceding sentence of this Section 4.5, there are no outstanding options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which Parent is bound obligating Parent to

                     Agreement and Plan of Merger - Page 17

(x) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or (y) grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                        (b) The authorized capital stock of Sub consists of 100 shares of Common Stock, par value $.01 per share, all of which shares are issued and outstanding and owned of record by Parent. All issued and outstanding shares of Common Stock, par value $.01 per share, of Sub are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Sub or any other Person.

            SECTION 4.6. LEGAL PROCEEDINGS. There is no action, suit, investigation or other proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries or any of their respective properties or businesses, or the transactions contemplated by this Agreement which may have a Material Adverse Effect, and, to the knowledge of the Parent, no basis for any action exists.

            SECTION 4.7. COMPLIANCE WITH LAWS. Neither Parent nor any of its subsidiaries has violated, or is in violation of, any applicable laws, regulations and ordinances relating to its business and operations, or any judgment, order or injunction, and to Parent's knowledge, there is no pending inspection or investigation relating to any violation thereof, except for violations which have not had, and (if determined adversely to Parent and its subsidiaries) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

            SECTION 4.8. BOARD RECOMMENDATION. The Board of Directors of each of Parent and Sub, at a meeting duly called and held, has by the vote of those directors present determined that this Agreement and the transactions contemplated hereby, including the Merger and the other agreements and arrangements contemplated hereby and thereby, taken together, are fair to and in the best interests of the stockholders of Parent and Sub and has approved the same.

            SECTION 4.9. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Sub who might be entitled to any fee or commission from the Parent or any of its subsidiaries upon consummation of the Merger and the other transactions contemplated hereby.

            SECTION 4.10.  [RESERVED.]

            SECTION 4.11. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                    ARTICLE V

                            COVENANTS OF ALL PARTIES

            Each of the parties hereto hereby covenants and agrees with the other parties as follows:

            SECTION 5.1. COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this

                     Agreement and Plan of Merger - Page 18

Agreement or is necessary, appropriate or desirable for the respective corporate purposes of Parent, Sub, the Company or Stockholder.

            SECTION 5.2. OTHER REQUIRED INFORMATION. It shall furnish to the other parties hereto any application or statement, and all information concerning itself and its Affiliates as is required to be set forth in any application or statement to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement. "AFFILIATE" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

            SECTION 5.3. CONFIDENTIALITY. (a) All information furnished by one party (the "DISCLOSING PARTY") to any other party (the "RECEIVING party") in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the receiving party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby), except to the extent that such information (i) is or becomes generally available to the public other than as a direct or indirect result of disclosure by the receiving party (or any of its directors, officers, employees, agents, advisors or Affiliates (the "AGENTS")), (ii) was within the possession of the receiving party prior to its being furnished to the receiving party by or on behalf of the disclosing party (provided that the source of such information is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information), (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Agents (provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information), or (iv) is required to be disclosed in any document filed with the SEC or any other Governmental Authority.

                        (b) If the receiving party or any of its Agents is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information, the receiving party shall use all reasonable efforts to provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Agents are nonetheless, based on the advice of counsel, required to disclose confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the receiving party or its Agents may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises the receiving party is legally required to be disclosed. The receiving party shall exercise its best efforts to preserve the confidentiality of the confidential information, including by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information by such tribunal.

                        (c) If the transactions contemplated by this Agreement shall fail to be consummated, the receiving party shall promptly cause all copies of documents or extracts thereof containing information and data as to the disclosing party to be returned to the disclosing party.

            SECTION 5.4. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and Stockholder and the Company, on the other hand, will consult with each other before issuing, and provide each other

                     Agreement and Plan of Merger - Page 19

the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except upon the advice of counsel that such a release is required by or is appropriate under applicable law, policy or regulation of the SEC, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

            SECTION 5.5. MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall, and shall cause each of its Affiliates to, use their respective reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

            SECTION 5.6. BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Subject to its further rights under this Agreement, each party shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

                                   ARTICLE VI

                  COVENANTS OF THE STOCKHOLDER AND THE COMPANY

            The Stockholder and the Company hereby covenant and agrees with Parent and Sub that, from and after the date hereof to the Closing Date (except as to Section 6.11 which covenant shall survive after the Closing Date):

            SECTION 6.1. PRESERVATION OF BUSINESS ORGANIZATION. The Company and Stockholder shall use all reasonable efforts to preserve without material impairment and the Company's business organization and goodwill as to suppliers, distributors, clients and others having business relations with the Company.

            SECTION 6.2. CARRY ON IN REGULAR COURSE. The Company and Stockholder shall carry on the business of the Company in the ordinary and usual course in a manner consistent with its past practices. Notwithstanding the foregoing, neither the Company nor Stockholder shall, directly or indirectly, do, or propose to do or make any commitment or obligation, with respect to (i) any act or activity referenced in Section 3.12(a) - (q), or (ii) enter into any agreement, undertaking or commitment to do any of the foregoing without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, or except as specifically provided for in Section 6.2(b).

            (b) Between the date hereof and the Closing, the Company may make contributions to the 401(k) accounts of the Company's employees consistent with its 401(k) plan and past practice. In no event shall the Company pay out any extraordinary or additional bonuses nor shall the Company incur any indebtedness, other than indebtedness incurred in the ordinary course of business.

                     Agreement and Plan of Merger - Page 20

            SECTION 6.3. CONSENTS. Stockholder and the Company shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement or commitment to which the Company is a party or its assets are bound.

            SECTION 6.4. STOCKHOLDERS MEETINGS. Each of the Stockholder and the Company shall, as soon as practicable, duly call, give notice of, convene and hold a stockholders meeting for purposes of approving this Agreement, the Merger and the transactions contemplated hereby and thereby, or, if permitted under Ohio Law, as to Stockholder, Stockholder shall approve this Agreement and the Merger by unanimous written consent.

            SECTION 6.5. ACCESS. The Company and the Stockholder shall (i) permit officers, employees, agents, attorneys and accountants and other Persons designated by Parent full access (after reasonable notice to Stockholder) during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports and surveys of Governmental Authorities (including the IRS) and other records of the Company, and (ii) furnish to such designees of Parent such financial and operating data and other information relating to the assets and business of the Company as such designees may reasonably request. Unless prohibited by law or contract, such designees of Parent shall be furnished with accurate and complete copies of such contracts, commitments and other books and records and all other information with respect to the assets and business of the Company as such designees may reasonably request. The Company and the Stockholder shall cause its respective employees, accountants, attorneys, financial advisors and other agents or representatives to cooperate with Parent in its due diligence investigation. From the date hereof until the Effective Time, Parent and Stockholder shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

            SECTION 6.6. DOCUMENTS AND INFORMATION TO BE FURNISHED. Prior to the Closing, the Stockholder shall deliver to Parent promptly after such documents are available the Company's unaudited monthly financial reports and all other documents, financial statements, budgets, proxy or information statements, reports, correspondence, notices and other items the Company delivers, or is required to deliver, to any of its stockholders or directors.

            SECTION 6.7. NOTICES OF CERTAIN EVENTS. Stockholder and the Company shall promptly notify Parent of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent has not otherwise been disclosed to Parent pursuant to this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any action, suit, claim, investigation or proceeding commenced relating to or involving or otherwise affecting the Company or Stockholder that, if it had existed on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the transactions contemplated by this Agreement; or (iv) any matter arising or discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or Stockholder.

            SECTION 6.8. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Neither the Stockholder nor the Company shall take or agree or commit to take any action (or omit to take any action) that would

                     Agreement and Plan of Merger - Page 21

make any representation and warranty of the Stockholder in this Agreement inaccurate in any material respect as of the Closing Date.

            SECTION 6.9. NO SOLICITATION. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and the Stockholder shall not, and will instruct its respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in discussions with, provide information to, or approve transactions with, any Person or group concerning any merger, purchase or sale of business combination assets, sale of shares of capital stock (or securities convertible or exchangeable or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar business combination involving the Company (all such transactions being referred to herein as "ACQUISITION PROPOSALS"). The Company and Stockholder will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Stockholder and the Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable, notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 6.9, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and Stockholder will not, and will instruct their respective directors, officers, employees, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group.

            SECTION 6.10. NON-DISTURBANCE AGREEMENT. Each of the Company and Stockholder shall use its best efforts to obtain and deliver to Parent an agreement from each holder of any mortgage or deed of trust affecting the properties in which the Company has a leasehold interest, which provides that if such holder forecloses such mortgage or deed of trust (or takes a deed in lieu of foreclosure or otherwise succeeds to the rights of the landlord thereunder) or otherwise exercises its rights, such holder shall (i) not disturb the Surviving Corporation's occupancy under its Lease, (ii) shall not join the Surviving Corporation in any foreclosure actions, and (iii) shall be bound by the obligations of the landlord under the Lease between the Surviving Corporation and the landlord, in each case for so long as the Surviving Corporation continues to honor and fulfill in all material respects its obligations under the Lease.

            SECTION 6.11. SECTION 338(H)(10) ELECTION. At the Parent's option, the Stockholder will join with Parent and Sub in making an election under Code 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company Common Stock hereunder (a "SECTION 338(H)(10) ELECTION"). The Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its tax returns to the extent required by applicable law. The Stockholder shall also pay any tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to,
(i) any tax imposed under Code Section 1374, (ii) any tax imposed under Reg. 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign tax imposed on the Company's gain, and the Stockholder shall indemnify Parent, Sub and the Company against any adverse consequences arising out of any failure to pay any such taxes.

            SECTION 6.12. ACQUISITION PROPOSALS. (a) Neither the Company nor the Stockholder shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or the Stockholder authorize or permit any of its or their officers, directors, employees, agents, representatives, advisors or subsidiaries to (i) solicit, initiate or take any action knowingly to facilitate or

                     Agreement and Plan of Merger - Page 22

encourage the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (A) any acquisition or purchase of any of the assets of the Company or of any class of equity securities of the Company,
(B) any tender offer (including a self tender offer) or exchange offers, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (individually, "TRANSACTION PROPOSAL"; collectively, "TRANSACTION PROPOSALS"), or agree to or endorse any Transaction Proposal, or (ii) enter into or participate in any discussions, negotiations or agreements regarding any Transaction Proposal, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company or the Stockholder (either directly or indirectly through advisors, agents or other intermediaries) from, prior to the approval of the stockholders of the Stockholder (A) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (B) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (C) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, or (D) taking any action required to be taken by the Company or the Stockholder pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (A) through (D) or Section 6.12(b) only to the extent that a majority of the disinterested members of the Board of Directors of the Stockholder shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Stockholder to the stockholders of the Stockholder under applicable law; provided, further, that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the Board of Directors of the Stockholder shall not take any of the foregoing actions referred to in clauses (i) through (iii) and Section 6.12(b) until after reasonable notice to Parent with respect to such action and that such Board of Directors shall continue to advise Parent after taking such proposal and the identity of the person making it.

                        (b) Except as expressly permitted by this Section 6.12, neither the Board of Directors of the Stockholder, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal, or (iii) cause the Company or the Stockholder to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Transaction Proposal. Notwithstanding the foregoing, in the event that at any time prior to the approval of the stockholders of the Stockholder the Board of Directors of the Stockholder determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to it's stockholders under applicable law, the Board of Directors of the Stockholder may (subject to this and the following sentences) terminate this Agreement pursuant to Section 9.1(i) and 9.4 (and concurrently with or after such termination, if it so chooses, cause the Company and the Stockholder to enter into any Company Acquisition Agreement with respect to any New Proposal), but only at a time that is prior to the approval of the stockholders of the Stockholder and is after the later of (x) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Stockholder is prepared to accept a New Proposal, specifying the material terms and conditions of such New Proposal and identifying the person making such New Proposal and (y) in the event of any amendment to the price

                     Agreement and Plan of Merger - Page 23

or any material term of a New Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of the New Proposal shall require an additional one business day period prior to which the Company or the Stockholder can take such action). For purposes of this Agreement, a "New Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, (ii) that is otherwise on terms which the Board of Directors of the Stockholder determines in its good faith judgment (based on the advice of a reputable financial advisor) to be more favorable to the Stockholder's stockholders than the Merger, and
(iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Stockholder, is reasonably capable of being obtained by such third party.

                                   ARTICLE VII

                           COVENANTS OF PARENT AND SUB

            Parent and Sub hereby covenant and agree with the Company and Stockholder as follows:

            SECTION 7.1. PRESERVATION OF BUSINESS ORGANIZATION. Prior to the Closing, Parent and Sub shall use all reasonable efforts to cause to preserve without material impairment the business organization of Parent and Sub and their goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Parent and Sub.

            SECTION 7.2. CONSENTS. Parent and Sub shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such agreements as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement or commitment to which Parent or Sub is a party or by which any of their respective assets is bound.

            SECTION 7.3. NOTICES OF CERTAIN EVENTS. Prior to Closing, Parent shall promptly notify the Stockholder and the Company of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent has not otherwise been obtained or disclosed to the Company pursuant to this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any action, suit, claim, investigation or proceeding commenced relating to or involving or otherwise affecting Parent or any of its subsidiaries that, if it had existed on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the transactions contemplated by this Agreement; or (iv) any matter arising or discovered after the date hereof that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Parent or Sub.

            SECTION 7.4. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Parent and Sub shall not take or agree or commit to take any action (or omit to take any action) that would make any representation and warranty of Parent or Sub in this Agreement inaccurate in any material respect as of the Closing Date.

                     Agreement and Plan of Merger - Page 24

            SECTION 7.5. DOCUMENTS AND INFORMATION TO BE FURNISHED. Prior to the Closing, Parent shall deliver to Stockholder promptly after such documents are available all documents, financial statements, proxy or information statements, reports, correspondence, notices and other items it delivers, or is required to deliver, to its stockholders as a group.

            SECTION 7.6. INDEMNIFICATION. Subject to applicable law, Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

            SECTION 7.7. NON-SOLICITATION. If the transactions contemplated by this Agreement are not consummated, Parent and its Affiliates shall not, for a period of one year from the date of this Agreement, directly or indirectly solicit any employee of the Company to terminate such employee's employment with the Company. Nothing herein shall prevent Parent from hiring any such employee provided Parent has not violated the first sentence of this Section 7.7.

            SECTION 7.8. COMPLIANCE WITH LEASE TERMS. Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Surviving Corporation pursuant to the Lease.

                                  ARTICLE VIII

                              CONDITIONS OF CLOSING

            SECTION 8.1. CONDITIONS TO OBLIGATIONS OF PARENT, SUB, STOCKHOLDER AND THE COMPANY. The obligations of each of the parties hereto under this Agreement to consummate the Merger and the other transactions to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

                        (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company and the Stockholder as required by applicable state law.

                        (b) GOVERNMENTAL APPROVALS. Parent, Sub, Stockholder and the Company shall have received all approvals or requirements of Governmental Authorities to permit the consummation of the transactions contemplated by this Agreement and to permit Parent and Sub to own the assets of, and to operate the businesses of, the Company after the Closing. Each such approval shall be in form and substance reasonably satisfactory to Parent and shall remain in full force and effect at the Closing Date.

                        (c) LITIGATION; INJUNCTIONS. No action, suit, litigation, injunction, restraining order, proceeding or investigation shall (i) have been instituted and be pending, or (ii) be threatened by any Person or Governmental Authority, which would materially and adversely affect the Merger and the other transactions contemplated by this Agreement. On the Closing Date, there shall not be in force any proceeding, order or decree restraining or enjoining consummation of the Merger or the other transactions contemplated by this Agreement, or placing any limitation upon such consummation or to invalidate, suspend or require modification of any provision of this Agreement.

                     Agreement and Plan of Merger - Page 25

            SECTION 8.2. ADDITIONAL CONDITIONS APPLICABLE TO PARENT AND SUB. The obligations of Parent and Sub under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

                        (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and/or Stockholder on or before the Closing Date shall have been complied with and performed in all material respects.

                        (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholder set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are expressly contemplated by this Agreement in order to effect the transactions contemplated by this Agreement.

                        (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, assets, results of operations, prospects or financial condition of the Company, other than as a result of events or conditions affecting the generic drug industry generally or general economic conditions.

                        (d) CLOSING CERTIFICATES. Parent shall have received certificates dated the Closing Date, signed by the chief executive officer and the chief financial officer of the Company or such officer of the Company or the Stockholder as the parties shall agree, to the effect that the conditions set forth in Sections 8.2(a) through 8.2(c) have been satisfied.

                        (e) OPINION OF STOCKHOLDER AND COMPANY COUNSEL. Parent and Sub shall have received from counsel to Stockholder and the Company an opinion dated the Closing Date with respect to matters reasonably requested by Parent, which shall be in form and substance reasonably satisfactory to Parent.

                        (f) REQUIRED CONSENTS. The holders of any note, guarantee or other evidence of indebtedness (whether for money borrowed or otherwise) of any of the Company, the lessors of any material real or personal property or assets leased by the Company, the parties to any commitment or agreement to which the Company is a party which is material to the conduct of the Company's business, and any other Person (other than Governmental Authorities) which owns or has authority to grant any material franchise, license, permit, easement, rights or other authorization necessary for the business or operations of the Company, to the extent that their consent or approval of the transactions contemplated by this Agreement is required under the pertinent lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated, including but not limited to the consent of Finova and Argosy to the assumption of the senior subordinated debt of the Stockholder, shall have granted such consent or approval and no condition to such consent or approval shall exist which is materially adverse to the conduct of the Company's business or results in additional material obligations to Parent.

                     Agreement and Plan of Merger - Page 26

                        (g) EQUITY FINANCING OF PARENT. Parent shall have received not less than $4,500,000 of equity capital.

                        (h) LINE OF CREDIT. Parent shall have received a line of credit in an amount equal to or exceeding $12,500,000.

                        (i) TAX MATTERS. The Stockholder shall have provided to Parent a clearance certificate or similar document that may be required by any state taxing authority and a properly executed Form W-8 or W-9, as applicable.

                        (j) CONSENT OF LANDLORD. The Stockholder shall have delivered to Parent a consent of SPC Properties Limited to the Merger and the other transactions contemplated by this Agreement, which consent shall contain representations that no Event of Default, as defined in the Commercial Lease Agreement dated March 9, 1995 between SPC Properties Limited and the Company, as amended, has occurred or is continuing and that no condition exists that, with the passage of time, will become an Event of Default.

            SECTION 8.3. ADDITIONAL CONDITIONS APPLICABLE TO THE STOCKHOLDER AND THE COMPANY. The obligations of the Stockholder and/or the Company under this Agreement to consummate the Merger and the other transactions contemplated to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

                        (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent and Sub on or before the Closing Date shall have been complied with and performed in all material respects.

                        (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall have been true and correct as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are expressly contemplated by this Agreement in order to effect the transactions contemplated by this Agreement.

                        (c) OFFICERS' CERTIFICATE. The Stockholder shall have received a certificate dated the Closing Date, signed by the chief executive officer of Parent, to the effect that the conditions set forth in Sections 8.3(a) and (b) hereof have been satisfied.

                        (d) OPINION OF PARENT COUNSEL. The Company shall have received from counsel to Parent and Sub an opinion dated the Closing Date with respect to matters reasonably requested by the Company, which shall be in form and substance reasonably satisfactory to the Company.

                        (e) REQUIRED CONSENTS. Parent and Sub shall have received all material consents or approvals of the Merger or any other transactions contemplated by this Agreement required under any material commitment or evidence of indebtedness of Parent or any of its subsidiaries, or any lease of any material real property of Parent and its subsidiaries, or under applicable law for the consummation of the transactions contemplated hereby.

                     Agreement and Plan of Merger - Page 27

                        (f) CLOSING CERTIFICATES. Stockholder shall have received certificates dated the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, to the effect that the conditions set forth in Sections 8.2(a) through 8.2(c) have been satisfied.


                                   ARTICLE IX

                                   TERMINATION

            SECTION 9.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholder:

                        (a) by written mutual consent of Parent and Stockholder for any reason, or by mutual action of their respective Boards of Directors;

                        (b) at the option of Parent, by written notice from Parent to the Company if (i) a material breach by the Stockholder or the Company of any of its representations, warranties or agreements contained in this Agreement occurs, (ii) Parent has notified the Stockholder and the Company in writing of the existence of such breach, and (iii) the Stockholder and the Company has failed to cure such breach within ten (10) days after receiving such notice (or if such breach is not capable of being cured within such ten (10) day period, but is capable of being cured within thirty (30) days, the breaching party shall have commenced good faith steps to promptly cure such breach);

                        (c) at the option of the Company or the Stockholder, by written notice from the Stockholder to Parent if (i) a material breach by Parent or Sub of any of their representations, warranties or agreements contained in this Agreement occurs, (ii) the Company has notified Parent and Sub in writing of the existence of such breach, and (iii) Parent and Sub have failed to cure such breach within ten (10) days after receiving such notice (or if such breach is not capable of being cured within such ten (10) day period, but is capable of being cured within thirty (30) days, the breaching party shall have commenced good faith steps to promptly cure such breach);

                        (d) at the option of Parent, by Parent if the Stockholder or the Company (or either of their respective stockholders) fails to approve any matter required to be approved by the Stockholder or the Company in order to consummate the transactions contemplated by this Agreement by November 30, 2000;

                        (e) by either Parent or Stockholder if a court of competent jurisdiction or governmental, regulatory or administrative agency shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                        (f) at the option of Parent, by Parent if there shall have occurred a Material Adverse Change with respect to the Company;

                        (g) by Stockholder if the Closing has not occurred by November 30, 2000 if the sole reason for the failure to close is due to Parent having failed to satisfy either of the conditions to Closing set forth in Sections 8.2(g) or 8.2(h);

                     Agreement and Plan of Merger - Page 28

                        (h) by Parent, if the results of Parent's due diligence investigation of the Company and its business prove unsatisfactory in any material respect; or

                        (i) at the option of the Company or the Stockholder, by the Company or the Stockholder if this Agreement is terminated pursuant to
Section 6.12 prior to the approval of this Agreement by the stockholders of the Stockholder.

            SECTION 9.2. SURVIVAL UPON TERMINATION. If this Agreement is terminated, the agreements of the Company and Parent contained in Sections 5.3, 5.4, 9.1, 9.2 and 11.2 shall survive such termination.

            SECTION 9.3. EFFECT OF TERMINATION. In the event of the termination of this Agreement, nothing shall relieve any party from liability for any material breach by any party hereof.

            SECTION 9.4. CERTAIN REMEDIES UPON TERMINATION. If this Agreement is terminated pursuant to Section 9.1(i), the Company shall pay to Parent within five days of such termination, an amount in cash sufficient to reimburse Parent and Sub for all reasonable expenses incurred in connection with attempting to consummate the Merger and the other transactions contemplated hereby (including without limitation reasonable legal, accounting and investment banking expenses) (the "TRANSACTION EXPENSES") up to a maximum amount of $50,000; provided that Parent shall provide reasonable evidence of the incurrence of such expenses.


                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

            SECTION 10.1. SURVIVAL. The covenants, agreements, representations and warranties of the Parent, and the Stockholder contained in this Agreement shall survive the Closing until the earlier of (i) the second anniversary of the Closing or (ii) the release by Parent of audited financial statements that include the combined operations of the Surviving Corporation and the Parent for the year ended December 31, 2001. Notwithstanding the preceding sentences, any covenant, agreement, claim, representation or warranty in respect of which a claim of indemnity may be sought under Section 10.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to a claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and any obligation of indemnity shall survive until such claim of indemnity is resolved.

            SECTION 10.2. MUTUAL INDEMNIFICATION. (a) By its approval of this Agreement, the Stockholder agrees to indemnify, defend, protect, and hold harmless each of Parent, Sub and the Surviving Corporation (each in its capacity as an indemnified party, and for purposes of this paragraph, an "Indemnitee"), and shall reimburse the Indemnitee for, at all times from and after the date of this Agreement from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Stockholder set forth herein, or in any other document delivered in connection herewith or with respect to which a claim for indemnification is brought by an Indemnitee within the survival period described in Section 10.1,
(ii) any breach or nonfulfillment by the Company or the Stockholder, or any noncompliance by the Company or

                     Agreement and Plan of Merger - Page 29

the Stockholder with, any covenant, agreement, or obligation contained herein or other document delivered in connection herewith, except to the extent waived by Parent, or (iii) any claim by a current or former stockholder of the Company or any other person, firm, corporation or entity, seeking to assert, or based upon:
(A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of the stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; (D) any claim that his, her or its shares were wrongfully repurchased by the Company, regardless of whether an action, suit or proceeding can or has been made against the Company or (E) the claims set forth in Schedule 3.13 and any similar claims that may be subsequently filed.

                        (b) Parent agrees to indemnify the Stockholder (for purposes of this paragraph, in its capacity as an indemnified party, an "INDEMNITEE") and shall reimburse the Indemnitee for all Damages incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of Parent set forth herein, or in any other document delivered in connection herewith or with respect to which a claim for indemnification is brought by the Company or the Stockholder as an Indemnitee within the applicable survival period described in Section 10.1, or (ii) any breach or nonfulfillment by Parent or any noncompliance by Parent with any covenant, agreement or obligation contained herein required to be performed or other document delivered in connection herewith, except to the extent waived by the Stockholder.

            SECTION 10.3. THIRD PERSON CLAIMS. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made under this Agreement, give the Stockholder or Parent, as the case may be, (for purposes of this paragraph, each an "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding; provided, however that the failure to give such notice will not affect the Indemnitee's right to indemnification hereunder, except to the extent that the Indemnifying Party been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnitee within thirty (30) days from the receipt of the foregoing notice that the Indemnifying Party wishes to defend against the claim by the Third Person, then the Indemnifying Party shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnifying Party shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could reasonably be expected to have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnifying Party has not assumed the defense of any claim. Whether or not the Indemnifying Party shall have assumed the defense of any claim, neither the Indemnitee nor the Indemnifying Party shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously would reasonably be expected to have an adverse effect on the party wishing to settle, the failure of the other party to act upon a request for consent to such settlement within ten (10) business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article X.

                     Agreement and Plan of Merger - Page 30

            SECTION 10.4. LIMITATIONS ON INDEMNIFICATION. (a) No Indemnitee shall be entitled to indemnification for Damages pursuant to Sections 10.2(a)(i) or 10.2(a)(ii) until the aggregate amount of Damages incurred exceeds $100,000 (the "THRESHOLD"), and then shall be entitled only to the amount of Damages in excess of the Threshold. All claims for Damages shall be net of, and offset by, any insurance proceeds, reduction of tax liabilities or receipt of tax benefit actually received by Parent or the Surviving Corporation that are attributable to such Damages. Any liability for indemnification under this Article X shall be reduced to the extent any Damages are reduced by such a recovery or reduction.

                        (b) The Stockholder's maximum aggregate liability for claims made pursuant to Section 10.2(a)(i) and (ii) shall not exceed $4,000,000 in the aggregate; provided, however, that such maximum aggregate liability shall be increased, to not more than $6,248,875 in the aggregate, to the extent of each claim representing a breach or non-fulfillment pursuant to Section 10.2(a)(i) or 10.2(a)(ii) that the Stockholder had knowledge of prior to the Closing (or after reasonable inquiry and investigation, should have had knowledge of prior to the Closing). The Parent's maximum aggregate liability for claims made pursuant to Section 10.2(b) shall not exceed $4,000,000 in the aggregate.

                        (c) The limitations provided in Section 10.4(a) on the Threshold and Section 10.4(b) regarding maximum aggregate liability and on an Indemnitee's right to indemnification under this Article X shall not apply to Damages for any matters set forth in Section 10.2(a)(iii) or any claim for Damages under Sections 3.20, 3.22 and 3.27.

            SECTION 10.5. [RESERVED.]

            SECTION 10.6. RESOLUTIONS OF CONFLICTS; ARBITRATION. The following provisions shall apply with respect to the assertion of claims and the indemnification provisions of this Article X.

                        (a) The Stockholder and Parent shall attempt promptly and in good faith to agree upon the rights of the parties with respect to any disputed claims. If the Stockholder and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Stockholder shall satisfy the claim in accordance with the terms thereof.

                        (b) Any dispute or controversy concerning the indemnity obligations of this Article X not agreed to by the parties pursuant to Section 10.6(a) shall be resolved in good faith by mediation among the Stockholder and Parent. If such dispute can not be resolved by mediation within thirty (30) days, then except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of an arbitrator, any continuing dispute, controversy or claim arising out of, in connection with, or in relation to the indemnity obligations under this Article X shall be settled by arbitration in accordance with Section 10.6(c) below.

                        (c) If no agreement can be reached after good faith attempts pursuant to Section 10.6(a) and 10.6(b) within ninety (90) days from the commencement of any dispute or controversy, either Parent or the Stockholder may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in any such event the matter shall be settled by arbitration conducted by a single arbitrator mutually agreeable to the Stockholder and the Parent, or if a single arbitrator cannot be agreed to by the parties within thirty (30) days, then by three arbitrators. In the event of three arbitrators, Parent and the Stockholder shall

                     Agreement and Plan of Merger - Page 31

each select one arbitrator, and the two arbitrators so elected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in dispute shall be binding and conclusive upon the parties to this Agreement, and the parties shall act in accordance with such decision and satisfy any such claim in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any mediation or arbitration shall be held in Boston, Massachusetts. Any arbitration shall be conducted under the rules then in effect of the American Arbitration Association, and shall be based on the provisions and limitations of this Article X. The arbitrators shall have relevant experience in the industry of the Company and, to the extent possible, familiarity with acquisitions and business combinations. The parties agree to compel the arbitrator(s) to resolve the arbitration within one hundred twenty
(120) days of the commencement of arbitration.

            Notwithstanding anything contained herein to the contrary, no claim for Damages, may be made until such claim is finally resolved pursuant to the process and procedures set forth above in this Section.

            SECTION 10.7 REMEDIES. The indemnification provisions of this
Article X are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein, except with respect to any claim based on intentional misrepresentation, fraud in the inducement, or a similar theory. Notwithstanding the preceding sentence, from and after the execution and delivery of this Agreement and until the Closing, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Article X and to enforce specifically this Agreement and the terms and provisions of
Article X in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                                   ARTICLE XI

                                  MISCELLANEOUS

            SECTION 11.1. SPECIFIC PERFORMANCE. Each of the parties to this Agreement hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement, except as set forth to the contrary herein.

            SECTION 11.2. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            SECTION 11.3. FURTHER ASSURANCES. If at any time after the Closing, Parent or Sub shall consider it advisable that any further conveyance, agreements, documents or instruments or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation, the title to any property, rights, privileges, powers and franchises of the Company, the officers of the Company last in office and such other Persons, if any, as the Board of Directors of the Company last in office may authorize, shall execute and deliver, upon Parent's reasonable request, any and all proper conveyances, agreements, documents and instruments, and do all things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                     Agreement and Plan of Merger - Page 32

            SECTION 11.4. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby or thereby.

            SECTION 11.5. ENTIRE AGREEMENT. This Agreement, together with the Schedules hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by Parent, Sub, Stockholder and the Company (or by any officers, directors, stockholders or partners of any of such parties) relating to the matters contemplated hereby. This Agreement, together with the Schedules hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein or therein.

            SECTION 11.6 AMENDMENT OR MODIFICATION. This Agreement may be amended only with the written consent of Parent, Sub, the Company and Stockholder.

            SECTION 11.7. WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties for its benefit under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties made to it contained in this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties for its benefit contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other parties for its benefit under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

            SECTION 11.8. ASSIGNABILITY. Neither this Agreement nor any rights hereunder shall be assignable, except (i) by the Company or Stockholder with the prior written consent of Parent, or (ii) by Parent or by Sub with the prior written consent of the Stockholder.

            SECTION 11.9. HEADINGS AND INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "HEREIN", "HEREOF", "HEREINAFTER" refer to this Agreement in which they appear as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa. References in this Agreement to Articles, Sections or the Schedules shall be to Articles, Sections or the Schedules in this Agreement, unless otherwise indicated.

                     Agreement and Plan of Merger - Page 33

            SECTION 11.10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by graphic scanning or other telegraphic communications equipment of the sending party, as follows:

            If to Parent or Sub:

                        RxBazaar.com, Inc.
                        11895 Kemper Springs Drive
                        Cincinnati, Ohio 45240-1635
                        Attention:  President
                        Telecopy No.:  888-999-4368

            with a copy to:

                        Chu, Ring & Hazel LLP
                        49 Melcher Street
                        Boston, MA  02210
                        Attention:  Nina Ross, Esq.
                        Telecopy:  (617) 443-9840

            If to the Company or Stockholder:

                        Dynagen, Inc.
                        1000 Winter Street, Suite 2700
                        Waltham, Massachusetts 02451
                        Attention:  President
                        Telecopy No.:  781-890-0118

                        with a copy to:

                        Foley, Hoag & Eliot LLP
                        One Post Office Square
                        Boston, MA  02109
                        Attention:  Gerard P. O'Connor, Esq.
                        Telecopy No.: (617) 832-7000

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 11.10 or in accordance with the latest unrevised direction from such party given in accordance with this Section 11.10.

            SECTION 11.11. LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                     Agreement and Plan of Merger - Page 34

            SECTION 11.12. INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

            SECTION 11.13. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                     Agreement and Plan of Merger - Page 35


            IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the parties on the date first above written.


                                               RXBAZAAR.COM, INC.

                                               By: /s/ Shikhar Ghosh



                                               RXBAZAAR.COM ACQUISITION CORP.

                                               By:   /s/ Shikhar Ghosh


                                               SUPERIOR PHARMACEUTICAL COMPANY
Attest:

/s/ Gael Henvill                               By:   /s/ Dhananjay G. Wadekar



                                               DYNAGEN, INC.
Attest:

/s/ Gael Henvill                               By:   /s/ Dhananjay G. Wadekar